Exhibit 99.1

CONTACT:

VIVUS, Inc.	Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

QNEXA REDUCES HEMOGLOBIN A1C BY 1.2 PERCENT IN 28 WEEKS

Qnexa Subjects Had Weight Loss of 8.0 Percent and Significant Improvement in Cardiovascular Risk Factors

Mountain View, Calif, June 10, 2008 – VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced the positive results of OB-202, a 28-week, phase 2 clinical trial in type 2 diabetics.  Subjects treated with Qnexa had a reduction in HbA1c, a common measure of glycemic control, of 1.2 percent, from 8.7 percent to 7.5 percent, as compared with a reduction of 0.6 percent, from 8.6 percent to 8.0 percent, in subjects in the placebo group (p<0.001).  Subjects treated with Qnexa also lost 8.0 percent of their baseline body weight, or 7.7 kg, as compared to 1.2 percent weight loss, or 1.3 kg, observed in the placebo group (p<0.001). Fasting plasma glucose levels were reduced in the Qnexa arm from 174.7 mg/dL to 141.9 mg/dL, and decreased from 174 mg/dL to 166.6 mg/dL in the placebo group (p<0.001).  Qnexa patients also had significant improvement in cardiovascular risk factors including blood pressure, triglycerides levels and waist circumference.  The trial randomized 206 subjects at 10 sites.  The Qnexa treatment group had a study completion rate of 85 percent, as compared to 72 percent in the placebo arm.  Qnexa subjects reported an overall improvement when evaluated for quality of life, including physical function, self-esteem and distress.

“Glycemic control with Qnexa as measured by a reduction in HbA1c levels is on par with existing oral diabetic medications, but unlike other diabetic therapies that are either weight-neutral or actually cause weight gain, subjects in the Qnexa group were able to lose an average of 8.0 percent of their body weight during treatment. The results of the study were excellent,” commented Leland Wilson, president and chief executive officer at VIVUS.  “We are exploring the possibility of proceeding into phase 3 for a diabetes indication.”

Despite a  mean baseline HbA1c level of 8.7 percent, 41 percent of the subjects treated with Qnexa were able to achieve the American Diabetes Association (ADA) recommended goal of 7.0 percent or lower, versus 26 percent of the subjects in the placebo arm (p=0.008).  The incidence of hypoglycemia in the treatment and placebo arms were comparable (6.0 percent versus 5.0 percent, respectively). Qnexa was well-tolerated, with no treatment-related serious adverse events (SAEs). The most common treatment-related adverse events were nausea, paresthesias, constipation, dry mouth and dizziness.

About the OB-202 Study

In the OB-202 study, subjects underwent a 4-week dose escalation period followed by 24 weeks of treatment. The study was a randomized, double-blind, placebo-controlled prospective trial, with subjects randomized to receive Qnexa (15 mg phentermine/100 mg topiramate) or placebo.  The study included 206 subjects (141 females, 65 males) with an average age of 49 years.  Baseline BMIs were greater than 35 in both groups, and baseline body weight was 94.7 kg in the Qnexa group and 98.1 kg in the placebo group.  At baseline, subjects had glycosylated hemoglobin (HbA1c) of 8.7 percent.  Most of the subjects had been diagnosed with diabetes for more than 5 years (59 percent).  Sixty percent of subjects were on two or more oral diabetic medications.  Patients on antidepressant medications such as SSRIs and SNRIs were allowed to participate in the study. Subjects were instructed to follow a simple diet and lifestyle modification program throughout the study.  The primary endpoint was change in glycemic control as reflected by measurements of HbA1c.  After enrollment, subjects were stratified at randomization for either low HbA1c (7.0-8.0 percent) or high HbA1c (>8.0-12.0 percent).  Secondary endpoints included weight loss and various cardiovascular risk factors.  Investigators were allowed to intervene and add/adjust anti-diabetic and anti-hypertensive medications during the study based on predetermined rescue criteria and nationally recognized standards of care.  Subjects completing the study were allowed to enroll in an extension study, DM-230.  The extension study will continue to monitor HbA1c levels, body weight, other metabolic endpoints, and patient safety over an additional six months.

About Diabetes

Diabetes affects more than 21 million people in the United States and an estimated 246 million adults worldwide. Diabetes is the fifth leading cause of death by disease in the United States.  Common measures of blood sugar include the percent of glycosylated hemoglobin (also referred to as hemoglobin A1c or HbA1c) present in the blood and fasting plasma glucose (FPG), which is a measure of blood sugar at a specific point in time.  Diabetes is diagnosed when FPG exceeds 125 mg/dL.  According to the Centers for Disease Control and Prevention’s National Health and Nutrition Examination Survey,

approximately 60 percent of people with diabetes do not achieve their target blood sugar levels with their current treatment regimen.

About the Qnexa Phase 3 Obesity Program

Qnexa is currently under development for obesity.  A phase 2 study in obese patients with controlled co-morbidities (no type 2 diabetes) previously reported weight loss of 10.7 percent over 24 weeks.  The phase 3 Qnexa program includes two pivotal, double-blind, placebo-controlled, multi-center studies that will compare the efficacy and safety of Qnexa to placebo during a 56-week treatment period. The first study, known as EQUIP (OB-302), has enrolled approximately 1,250 morbidly obese adult subjects with a Body Mass Index (BMI) of 35 or greater with or without controlled co-morbidities. The second trial, known as CONQUER (OB-303), has enrolled overweight and obese adult subjects with BMIs from 27 to 45 and at least two co-morbid conditions, such as hypertension, dyslipidemia and type 2 diabetes. The co-primary endpoints for these studies are the mean percent weight loss and the percentage of subjects achieving a weight loss of five percent or more.

The phase 3 program also includes a six-month confirmatory factorial study, known as EQUATE (OB-301), in obese subjects with BMIs from 30 to 45. This trial is designed to evaluate two dose levels of Qnexa compared to placebo and to the individual components in Qnexa. The primary endpoints will be similar to those evaluated in the pivotal studies. Safety and tolerability of Qnexa will be determined by reports of adverse events, physical exam, clinical laboratory data, electrocardiogram, cognitive function tests, psychological assessments, and clinical assessment of clinical laboratory variables. The phase 3 program has enrolled a total of approximately 4,500 subjects.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health.  The pipeline includes: Qnexa™, which is in phase 3 for obesity and phase 2 for diabetes; Testosterone MDTS®, for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com.

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Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated

by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10- K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.